Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AMONG

SAMSON OIL AND GAS USA, INC.

AS SELLER

AND

PRIMA EXPLORATION, INC.,

POWDER MORNING, LLC,

KAB ACQUISITION LLLP-IX,

MORSE ENERGY PARTNERS II LLC,

APPLE CREEK LLC, AND

BLACKLAND PETROLEUM, LLC

AS BUYERS

DATED:  MARCH 24, 2011

AND EFFECTIVE JANUARY 1, 2011

i

(Continued)

(Continued)

(Continued)

EXHIBITS AND SCHEDULES

Exhibit A	Subject Interests and Surface Agreements
Exhibit B	Wells
Exhibit C	Allocated Values
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Investment Representation Letter

Schedule 1.03	Excluded Assets
Schedule 4.06	Rights of Preferential Purchase
Schedule 4.07	Consents to Assignment
Schedule 5.06	Litigation
Schedule 5.07	Authorizations for Expenditures
Schedule 5.08	Material Contracts
Schedule 5.12	Gas Imbalances

v

TABLE OF DEFINED TERMS

Agreement	1
Allocated Values	4
Apple	1
Assets	1
Assignment	9
Assumed Obligations	31
Blackland	1
Breach	44
Buyer	1
Buyers	1
Buyers’ Environmental Review	11
Casualty	39
Casualty Loss	39
Claims	34
Closing	25
Closing Date	25
Contracts	2
Deposit	3
disposal	14
Documents	40
Effective Time	4
Environmental Defect	13
Environmental Defect Value	14
Environmental Information	12
Environmental Laws	13
Environmental Obligations	34
Equipment	2
Examination Period	5
Exchange	5
Excluded Assets	3
Expiration Date	36
Facilities	2
Final Settlement Date	27
Final Settlement Statement	27
Governmental Authority	13
hazardous substance	14
Hydrocarbons	2
Independent Expert	15
insolvent	18
KAB	1
knowingly	44
knowledge	44
Lands	1
Laws	9
Lease	1
Leases	1
Macquarie Liens	10
Marketable Title	6
material	44
Material Adverse Effect	44
Morse	1
NORM	39
Notice of Disagreement	27
Parties	1
Party	1
Permits	2
Permitted Encumbrances	9
Plugging and Abandonment Obligations	33
Powder	1
Prima	1
Proportionate Share	44
Purchase Price	3
Purchase Price Allocations and Adjustments	27
Records	3
release	14
Representation Defect Value	17
Representation Defects	17
Representatives	35
Retained Obligations	32
Seller	1
Statement	27
Subject Interest	2
Subject Interests	2
Surface Agreements	2
Tax	44
Title Claim Date	6
Title Defect	6
Title Defect Value	7
Wells	2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 24 day of March, 2011, by and among SAMSON OIL AND GAS USA, INC., a Colorado corporation (“Seller”), PRIMA EXPLORATION, INC., a Colorado corporation (“Prima”), POWDER MORNING, LLC, a Colorado limited liability company (“Powder”), KAB ACQUISITION LLLP-IX, a Colorado limited liability limited partnership (“KAB”), MORSE ENERGY PARTNERS II LLC, a Colorado limited liability company (“Morse”), APPLE CREEK LLC, a Colorado limited liability company (“Apple”), and BLACKLAND PETROLEUM, LLC, a Colorado limited liability company (“Blackland”). Prima, Powder, KAB, Morse, Apple and Blackland are collectively referred to herein as “Buyers” and each a “Buyer.” Buyers and Seller are collectively referred to herein as the “Parties,” and are sometimes referred to individually as a “Party.”

RECITALS:

WHEREAS, Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, the Assets, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) cash in hand paid and of the mutual benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
ASSETS

Section 1.01   Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, each Buyer agrees to purchase its respective Proportionate Share of the Assets from Seller, and Seller agrees to sell to each Buyer such Buyer’s respective Proportionate Share of the Assets.

Section 1.02   Assets. Subject to Section 1.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to:

(a)           The oil, gas and other mineral leases described on Exhibit A (collectively, the “Leases” and singularly a “Lease”) and any overriding royalty interests, royalty interests, non-working or carried interests, operating rights, and other rights and interests described in Exhibit A, together with the lands covered thereby or pooled or unitized therewith (the “Lands”), but excluding any specifically described depths or intervals set forth in Exhibit A, however including in the defined terms Leases and Lands the following: (i) all right, title, and interest of Seller in and to any other mineral interests of any nature (A) located in, on, or under the Lands, or (B) which are attributable to the spacing unit or designated pooled unit for any of the Wells (as hereinafter defined), in each case whether or not described in or omitted from Exhibit A, (ii) all rights with respect to any pooled, communitized, or unitized interest by virtue of any Leases and Lands or the interests described in clause (i) above being a part thereof, and (iii) all production of oil, gas, associated liquids, other hydrocarbons, and other Lease substances under the Leases (collectively “Hydrocarbons”) from and after the Effective Time from the Leases and the Lands, and from any such pooled, communitized, or unitized interest and allocated to any such Leases and Lands or the interests described in clause (i) above (the Leases, the Lands, and the rights described in clauses (i) and (ii) above, and the Hydrocarbons described in clause (iii) above, being collectively referred to as the “Subject Interests” or, singularly, a “Subject Interest”);

(b)           all easements, rights-of-way, servitudes, surface leases, surface use agreements, water management or handling agreements, water disposal agreements, agreements pertaining to water wells, and other rights or agreements related to the use of the surface and subsurface, if any (the “Surface Agreements”), in each case to the extent used in connection with the operation of the Subject Interests, recorded or unrecorded;

(c)           to the extent assignable or transferable, all permits, licenses, franchises, consents, approvals, and other similar rights and privileges, if any (the “Permits”), in each case to the extent used in connection with the operation of the Subject Interests;

(d)           all equipment, machinery, fixtures, spare parts, inventory, and other personal property (including Seller’s leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Subject Interests or in connection with the production, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons and any water, by-products, or waste produced therewith or otherwise attributable thereto produced from or attributable to the Subject Interests (collectively, “Equipment”); all wells located on the Leases or the Lands or on lands pooled, communitized, or unitized therewith that affects the Leases or the Lands and whether producing, shut in, or abandoned, and whether for production, produced water injection or disposal, monitoring, or otherwise, and including those wells described in Exhibit B (collectively, the “Wells”) together with all of Seller’s interests within the spacing, producing, federal exploratory, enhanced recovery, or governmentally prescribed unit attended to the Wells, wellhead equipment, telemetry and SCADA equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, water reservoirs and pits, and compression facilities used in connection with the Subject Interests and the other matters described in this definition of Assets (the “Facilities”);

(e)           to the extent assignable or transferable, (i) all production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, service agreements, unit agreements, gas gathering and transportation agreements, and other contracts, agreements, and arrangements, relating to the Subject Interests and the other matters described in this definition of Assets, and subject to, and in accordance with, any limitations set forth in such agreements, and (ii) equipment leases and rental contracts, service agreements, supply agreements, and other contracts, agreements, and arrangements relating to the Subject Interests and the other matters described in this definition of Assets, (the agreements identified in clauses (i) and (ii) above being, collectively, the “Contracts”) provided, however, that the defined term Contracts does not apply to any contract pertaining to oil and gas lease WYW 123020 or the Big Ridge #32-20 well located thereon, insofar and only insofar as the contract pertains to such well or lease; and

(f)           all files, records, and data relating to the items described in Sections 1.02(a) through (e) maintained by Seller including, without limitation, the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents (including correspondence), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts, and other records and data including all geologic and geophysical data and maps, but excluding from the foregoing those files, records, and data subject to written unaffiliated third party contractual restrictions on disclosure or transfer or covered by the attorney-client privilege or work product doctrine (the “Records”). To the extent that any of the Records contain interpretations of Seller, each Buyer agrees to rely on such interpretations at such Buyer’s sole risk and without any duty on the part of Seller regarding such interpretations.

Section 1.03   Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved, and excluded from the sale, transfer, and assignment contemplated hereby the excluded properties, rights, and interests (collectively, the “Excluded Assets”) described on Schedule 1.03.

ARTICLE 2
PURCHASE PRICE

Section 2.01   Purchase Price. The total consideration for the purchase, sale, and conveyance of the Assets to Buyers and each Buyer’s assumption of such Buyer’s respective Proportionate Share of the Assumed Obligations and all other liabilities provided for in this Agreement, is Prima’s payment to Seller of the sum of Six Million Three Hundred Thousand Dollars ($6,300,000.00) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement.

Section 2.02   Deposit.

(a)           Concurrently with the execution of this Agreement by Seller and Buyers, Prima shall deliver to Seller in immediately available funds a performance guarantee deposit in an amount equal to Six Hundred Thirty Thousand Dollars ($630,000.00) (the “Deposit”) in accordance with wire transfer instructions provided by Seller to Prima.

(b)           Subject to the proviso set forth in Section 11.01, if this Agreement is terminated by Seller pursuant to Section 11.01(b) and Seller does not waive the non-satisfaction of any conditions to the Closing set forth in Article 8, Seller shall retain the Deposit as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for any Buyer’s failure to perform such Buyer’s obligations under this Agreement. Seller and each Buyer acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.

(c)           Subject to the proviso set forth in Section 11.01, if this Agreement is terminated (i) by Prima pursuant to Section 11.01(c) and Prima does not waive the non-satisfaction of any conditions to the Closing set forth in Article 9 or (ii) by Prima or Seller pursuant to Section 11.01(a), Section 11.01(d), Section 11.01(e), Section 11.01(f), Section 11.01(g), Section 11.01(h) or Section 13.03(c), then Prima shall promptly provide Seller wire transfer instructions and Seller shall return the Deposit to Prima in immediately available funds within three (3) business days after the event giving rise to such return obligation. Seller and Buyers shall thereupon have the rights and obligations set forth elsewhere herein.

(d)           If all conditions precedent to the obligations of Seller set forth in Article 8 have been met, then notwithstanding any provision in this Section 2.02 to the contrary, if the Closing does not occur because Seller wrongfully fails to tender performance at the Closing or otherwise Breaches this Agreement in any respect prior to the Closing, and Buyers are ready and otherwise able to close, at Prima’s sole election, either (i) Seller shall return the Deposit to Prima within three (3) business days after its receipt of Prima’s written demand for the return of the Deposit in accordance with this Agreement, in which event Seller shall have no further obligations to Buyers, or (ii) Prima shall have the right to pursue specific performance of this Agreement, provided that Prima must file an action for specific performance within twenty-one (21) days of Seller’s Breach. If Prima elects to pursue specific performance, Prima must pursue specific performance as Buyers’ sole and exclusive remedy in lieu of all other legal and equitable remedies. If such action for specific performance is not filed within twenty-one (21) days of Seller’s Breach or if Prima is unsuccessful for any reason, Buyers shall be deemed to have waived all legal and equitable remedies and Buyers’ sole remedy for Seller’s Breach of this Agreement shall be limited to the prompt return of the Deposit.

Section 2.03   Allocated Values. The Purchase Price is allocated among the Assets on a Well basis as set forth in Exhibit C (the “Allocated Values”). In no event shall the aggregate of the Allocated Values for the Leases exceed the unadjusted Purchase Price. The Parties agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article 4. Any adjustment to the Purchase Price hereunder shall be reflected in the allocation set forth in Exhibit C consistent with Treasury Regulation Section 1.1060-IT(f). For tax purposes, the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocations set forth above as of the Closing Date, and that no Party will take any position inconsistent therewith, including in any tax return, refund claim, litigation, arbitration, or otherwise.

ARTICLE 3
EFFECTIVE TIME AND OTHER MATTERS

Section 3.01   Ownership of Assets. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyers on the Closing Date, but effective for all purposes as of 7:00 a.m. Mountain Time on January 1, 2011 (the “Effective Time”).

Section 3.02   Section 1031 Exchange. Each Party agrees to cooperate with any other Party to accommodate such other Party in effecting a like kind exchange (an “Exchange”) pursuant to Section 1031 of the United States Internal Revenue Code in connection with the purchase and sale of the Assets, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging Party’s obligations under this Agreement and the exchanging Party’s failure or inability to consummate an exchange for any reason or for no reason at all shall not be deemed to excuse or release the exchanging Party from its obligations under this Agreement, (b) the exchanging Party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (as defined in Treasury Regulation section 1.1031(k)-1(g)(4)) or an exchange accommodation titleholder (as defined in Rev. Proc. 2000-37), as applicable, but any such assignment shall not release the exchanging Party from any of its liabilities or obligations to the non-exchanging Parties under this Agreement or expand any liabilities or obligations of the non-exchanging Parties under this Agreement, (c) the non-exchanging Parties shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the exchanging Party; and (d) the exchanging Party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging Parties had the exchanging Party not consummated the transaction through an Exchange and the exchanging Party shall indemnify the non-exchanging Parties against any such additional costs or liabilities. No non-exchanging Party shall by this Agreement or acquiescence to an Exchange desired by an exchanging Party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging Party that its Exchange in fact complies with Section 1031 of the United States Internal Revenue Code.

Section 3.03   Prima’s Representation of Buyers. Powder, KAB, Morse, Apple and Blackland acknowledge that Prima is acting as their representative in connection with this Agreement. Prima’s representation of the other Buyers includes, but is not limited to, the geologic, engineering and economic evaluation of the Assets, the negotiation and drafting of this Agreement and documents to be delivered at the Closing, the conduct of all due diligence for Buyers (including title review and Buyers’ Environmental Review), the identification, resolution or waiver (as the case may be) of all Title Defects, Environmental Defects, and Representation Defects, and to make such elections as it sees fit, in accordance with the terms hereof. Powder, KAB, Morse, Apple and Blackland covenant and agree that they shall be bound by all actions taken by Prima on each of their behalf under or in connection with this Agreement.

ARTICLE 4
TITLE AND ENVIRONMENTAL MATTERS

Section 4.01   Examination Period. Until 5:00 p.m. Mountain Time on March 24, 2011 (the “Examination Period”), Seller shall permit Prima and/or Prima’s representatives to examine during normal business days and hours at a location designated by Seller, all abstracts of title, title opinions, title files, ownership maps, lease, Well, and division order files, assignments, operating, and accounting records and all Leases, Surface Agreements, Permits, Contracts, and other agreements, data, analyses, and information pertaining to the Assets insofar as the same may now be in existence and in the possession of Seller (or agent or Representative of Seller), subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller and relating to the data. If there are any documents that Seller cannot provide Prima due to a confidentiality requirement, Seller shall describe to Prima the withheld document and cooperate with Prima to obtain access thereto from the third party if Prima so requests.

Section 4.02   Title Defects. The term “Title Defect” means (a) any encumbrance on, encroachment on, irregularity in, defect in, or objection to Seller’s ownership of the Assets (excluding Permitted Encumbrances) that causes Seller not to have Marketable Title to a Lease, including any Well, all as described in Exhibit C; (b) any default by Seller under a Lease, farm-out agreement, or Contract or other agreement that would (i) have a Material Adverse Effect on the operation, value, or use of such Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein, or (iii) result in cancellation of all or a portion of Seller’s interest therein; (c) surface use restrictions in any Lease or Surface Agreement or other rights held by third parties that would be unacceptable to a reasonably prudent operator and that would prevent Buyers’ ability to conduct oil and gas operations in a manner reasonably consistent with Seller’s historic operating procedures; (d) other agreements requiring the payment of costs on a disproportionate basis with respect to the Working Interests; (e) gas sales contracts or calls on production or options to purchase production or similar obligation with respect to the Assets that are not listed on Schedule 5.08 that has a Material Adverse Effect on the Assets; and (f) any consent to assign pertaining to a Lease or Contract not obtained before the Closing Date. The term “Marketable Title” means such ownership by Seller in the Assets that, subject to and except for the Permitted Encumbrances, is free of restrictions that would prevent the development of Hydrocarbons from the Subject Interests consistent with current practices and:

(a)           entitles Seller to receive not less than the percentage set forth in Exhibit C as Seller’s Net Revenue Interest of all Hydrocarbons produced, saved, and marketed from such Well, without reduction, suspension, or termination of such interest throughout the productive life of such Well, except as specifically set forth in such Exhibit;

(b)           obligates Seller to bear not greater than the percentage set forth in Exhibit C as Seller’s Working Interest of the costs and expenses relating to the maintenance, development, and operation of such Well, without increase throughout the productive life of such Well, except as specifically set forth in such Exhibit;

(c)           is free and clear of all liens, encumbrances, and defects in title; and

(d)           entitles Buyers to use, without subjecting Buyers to a Claim of trespass, all roads, power lines, pits, reservoirs, and pipelines (water and hydrocarbon) necessary for the operation of the Assets as they are currently being used by Seller.

Section 4.03   Notice of Title Defects. Prima shall provide Seller notice of all Title Defects no later than 5:00 p.m. Mountain Time on March 24, 2011 (the “Title Claim Date”). To be effective, such notice must (a) be in writing, (b) be received by Seller on or prior to the Title Claim Date, (c) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest or Working Interest), (d) identify the specific Asset or Assets affected by such Title Defect, (e) include the Title Defect Value, as reasonably determined by Prima in good faith, and (f) comply with the limitations and Title Defect Value qualifications set forth in Section 4.14. Subject to Section 12.10, any matters identified by Prima during the Examination Period that constitute Title Defects, but of which Seller has not been specifically notified by Prima in accordance with the foregoing, shall be deemed to have been waived by each of the Buyers for all purposes and shall constitute Permitted Encumbrances and Assumed Obligations. Upon receipt of notices of Title Defects, Seller and Prima shall meet and determine upon which of the Title Defects, Title Defect Values, and methods of cure Seller and Prima have reached agreement. Upon its receipt of such notice from Prima, Seller shall have the option, but not the obligation, for a period ending thirty (30) days after the Closing to cure such Title Defect. If Seller should not elect to cure a Title Defect, and no aspect of such defect is reasonably in dispute, the Purchase Price shall be adjusted for such defect by the amount of the Title Defect Value.

(a)           The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Prima in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)           If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;

(ii)          If the Title Defect asserted is that the Net Revenue Interest attributable to any Well is less than that stated in Exhibit C, then the Title Defect Value shall be the absolute value of the number determined by the following formula:

Title Defect Value = A x (1-[B/C])

A =	Allocated Value for the affected Asset

B =	Correct Net Revenue Interest for the affected Asset

C =	Net Revenue Interest for the affected Asset as set forth on Exhibit C;

(iii)         If the Title Defect represents an obligation, encumbrance, burden, or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyers is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Seller and Prima;

(iv)         If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire post Effective Time productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value;

(v)           The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder or in connection with the Breach of any representation and warranty hereunder;

(vi)         Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Well affected thereby;

(vii)         If the Title Defect Value of an Asset is equal to the Allocated Value of such Asset, the affected Asset shall remain in the purchase and sale contemplated by this Agreement, but the Purchase Price shall be adjusted accordingly;

(viii)       Notwithstanding the provisions of this Section 4.03 to the contrary, the Title Defect Value of any Title Defect comprising a required consent not obtained (other than consents customarily obtained after the Closing) shall be determined pursuant to Section 4.07; and

(ix)          Such other factors as are reasonably necessary to make a proper evaluation.

(b)           The term Title Defect shall not include those matters deemed not to impair marketability in accordance with any applicable title standards for the State of Wyoming.

Section 4.04   Remedies for Title Defects.

(a)           For any Title Defect noticed pursuant to Section 4.03 that has not been cured at or prior to the Closing, the Purchase Price shall, subject to the provisions of Section 4.14, be decreased at the Closing by either (i) the amount Seller and Prima, acting reasonably and in good faith, agree in lieu of a cure of the asserted Title Defect, or (ii) with respect to any Title Defect for which Seller and Prima have not yet agreed as to the validity of the Title Defect, the Title Defect Value, or the manner of cure, then subject to Section 4.14(c) below, by the amount of the Title Defect Value asserted by Prima for such uncured or unadjusted Title Defect.

(b)           Notwithstanding anything to the contrary in this Section 4.04, if any Title Defect is in the nature of a consent to assignment that is not obtained or other restriction on assignment, the provisions of Section 4.07 shall apply.

(c)           If at the expiration of thirty (30) days after the Closing, Seller and Prima have not agreed upon the validity of any asserted Title Defect, the appropriate cure of the same, or the Title Defect Value attributable thereto, either Seller or Prima shall have the right to elect to have any such dispute determined by an Independent Expert pursuant to Section 4.13.

(d)           Once a Title Defect is cured within the time specified in Section 4.03, by Seller at its sole cost and expense to Prima’s reasonable satisfaction, or the existence or value of the Title Defect is determined with finality either by agreement between Seller and Prima or in accordance with Section 4.13, Prima shall promptly pay to Seller (i) in the case of a Title Defect which is cured, the amount the Purchase Price was decreased at the Closing as a result of this previously uncured Title Defect or (ii) in the case of an Asset affected by an unresolved Title Defect and for which the validity of the Title Defect or the Title Defect Value is determined with finality whether by agreement or in accordance with Section 4.13, the difference, if any, between the amount the Purchase Price was decreased at the Closing as a consequence of such asserted and unresolved Title Defect and the amount determined with finality.

Section 4.05   Special Warranty of Title. The documents to be executed and delivered by Seller to Buyers, transferring title to the Assets as required hereby, including the Assignment and Bill of Sale the form of which is attached hereto as Exhibit D (the “Assignment”), shall provide for a special warranty of title, by, through, or under Seller, subject to the Permitted Encumbrances and the terms of this Agreement. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets as of the Effective Time:

(a)           the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus, or rental, or created to secure compliance with the terms of) Contracts, Surface Agreements, Leases, and any other agreements, instruments, documents, and other matters described or referred to in any Exhibit or Schedule hereto; provided, that, such matters do not operate to (i) reduce the Net Revenue Interest of Seller in any Well, as reflected in Exhibit C, or (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller with respect to any Well as reflected in Exhibit C, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;

(b)          any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit, and all applicable federal, state, and local laws, rules, regulations, guidances, ordinances, decrees, and orders of any Governmental Authority (“Laws”);

(c)           all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests, and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, that do not (i) reduce the Net Revenue Interest of Seller in any Well as reflected in Exhibit C, or (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller with respect to any Well as reflected in Exhibit C, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;

(d)          preferential rights to purchase or similar agreements (i) with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights, or (ii) not exercised prior to the Closing, subject to Section 4.06;

(e)           required third party consents to assignments or similar agreements with respect to which (i) waivers or consents have been obtained from the appropriate parties for the transaction contemplated hereby, or (ii) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(f)           all rights to consent by, required notices to, filings with, or other actions by, Governmental Authorities in connection with the sale, transfer, or conveyance of the Assets that are customarily obtained after such sale or conveyance;

(g)           rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells or units included in the Assets and the applicable laws, rules, and regulations of such Governmental Authorities;

(h)          conventional rights of reassignment contained in any Lease, or assignments thereof, providing for reassignment upon a decision to surrender or abandon any Lease;

(i)           statutory liens for Taxes or assessments not yet due and delinquent;

(j)           easements, rights-of-way, servitudes, permits, surface leases, and other rights with respect to surface operations, on, over or in respect of any of the Assets of which Prima has knowledge;

(k)           materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, or (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law;

(l)           such Title Defects as Prima has waived; and

(m)         all deeds of trust and other security interests burdening the Assets granted by Seller in connection with its credit facility with Macquarie Bank Limited (the “Macquarie Liens”), it being understood and agreed that the release of the Macquarie Liens is a condition to the Closing as provided in Section 9.04.

Section 4.06   Preferential Rights to Purchase.

(a)           Seller shall use diligent efforts, but without any obligation to incur anything but reasonable costs and expenses in connection therewith, to comply with all preferential rights to purchase provisions relative to any Asset prior to the Closing, all of which are identified on Schedule 4.06.

(b)           Prior to the Closing, Seller shall promptly notify Prima if any of such preferential purchase rights are exercised or if the requisite period has elapsed without such rights having been exercised.

(c)           If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase all or part of such Assets, and the closing of such transaction does occur on or before the Closing Date, then the interest or part thereof so affected will be excluded from the Assets and the Purchase Price shall be reduced by the Allocated Value of such Assets without the requirement for Prima to give notice. If any such third party has elected to purchase all or a part of an interest in any Asset subject to a preferential right to purchase but has failed to close the transaction by the Closing Date, or if the election period has not run and no election has been made, then the affected portion of the Assets shall be excluded from the Assets and the Purchase Price shall be reduced by the Allocated Value of such affected Assets. If the election period passes without the exercise of such preferential right to purchase or if any election previously exercised is rescinded in writing by the party previously electing to purchase this affected Asset, all such Assets will be conveyed to Buyers and Prima shall pay the portion of the Purchase Price therefor.

Section 4.07   Consents to Assignment. The Assets subject to a consent to assign are listed on Schedule 4.07. If any Asset is subject to a Title Defect as a result of a consent to assignment not having been obtained or, of the existence of other restrictions on assignment or conveyance, the following provisions shall apply:

(a)           The Asset affected thereby shall be retained by Seller and the Purchase Price shall be reduced by the Allocated Value of such Asset without the requirement for Prima to give notice.

(b)           Seller, with Prima’s assistance, shall use diligent efforts to obtain such consent as promptly as possible after the Closing. If such consent is obtained by the Final Settlement Date, Seller shall convey the affected Asset to Buyers effective as of the Effective Time, and Prima shall pay Seller the Allocated Value, as adjusted in accordance with the terms of this Agreement.

Section 4.08   [Omitted Intentionally].

Section 4.09   Environmental Review. Prima may conduct an environmental assessment of the Assets prior to the expiration of the Title Claim Date, subject to the following:

(a)           Prima shall have the right to conduct on-site inspections, including but not limited to, Phase I (as that term is defined by the American Society for Testing and Materials) environmental assessments of the Assets, including, but not limited to, sampling and analysis of soil, air, surface water, groundwater and waste materials, prior to the expiration of the Examination Period (“Buyers’ Environmental Review”) and Seller shall provide to Prima a copy of any environmental review Seller has in its possession subject to the same terms of confidentiality subsequently set forth herein;

(i)           Each Buyer shall bear its respective Proportionate Share of all of the cost and expense of Buyers’ Environmental Review;

(ii)          All inspections must be coordinated through a designated representative of Seller who may accompany Prima during the course of Prima’s inspection of the Assets;

(iii)         Prima shall give Seller notice not more than seven (7) days and not less than forty-eight (48) hours before any visits by Prima and/or Prima’s consultant to the Assets, and Prima shall seek and obtain Seller’s prior consent (which shall not be unreasonably withheld) before either it or its consultant enters the Assets;

(iv)         Prima shall provide Seller a copy of any Phase I reports affecting the Assets promptly after Prima’s receipt of the same;

(v)          Prima and/or Prima’s consultant shall perform all such work in a safe and workmanlike manner, shall not unreasonably interfere with Seller’s operations, and shall comply with all Laws of applicable Governmental Authorities;

(vi)         Seller shall use commercially reasonable efforts to obtain any third party consents that are required in order to perform any work comprising Buyers’ Environmental Review; and

(vii)        Each Buyer, with respect to each Buyer’s Proportionate Share, hereby agrees to release and defend, indemnify, and hold harmless Seller and Seller’s Representatives from and against all Claims made by (or attributable to the acts or omissions of) Prima or Prima’s Representatives (INCLUDING THOSE RESULTING FROM THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES) arising out of or relating to Buyers’ Environmental Review. The release and indemnity provisions of this Section 4.09 shall survive termination or the Closing of this Agreement notwithstanding anything to the contrary provided for in this Agreement.

(b)           Unless otherwise required by applicable Laws, each Buyer shall treat any matters revealed by Buyers’ Environmental Review and any environmental review provided by Seller to Prima, including any analyses, compilations, studies, documents, reports, or data prepared or generated from such review, but excluding any public information (the “Environmental Information”), as confidential, and, except as provided below, Buyers shall not disclose any Environmental Information to any Governmental Authority, or, prior to the Closing to any other third party without the prior written consent of Seller. Buyers may use the Environmental Information prior to the Closing only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyers to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 4.09. If any Buyer or any third party to whom such Buyer has provided any Environmental Information is requested, compelled, or required to disclose any of the Environmental Information prior to the Closing, such Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, upon Seller’s request, Prima shall deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller. Upon request, Prima shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 4.09(b) shall survive any termination of this Agreement, notwithstanding anything to the contrary.

Section 4.10   Definitions Used in Article 4 and in this Agreement.

(a)           Environmental Defects. The term “Environmental Defect” shall mean, with respect to any given Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), a violation of or a condition that can reasonably be expected to give rise to a violation of any Environmental Law in effect before the Closing Date in the jurisdiction in which such Asset is located.

(b)           Governmental Authority. The term “Governmental Authority” shall mean the United States and any state, county, city, and political subdivisions that exercises jurisdiction over the Assets, and any agency, court, department, board, bureau, commission, or other division or instrumentality thereof.

(c)           Environmental Laws. The term “Environmental Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health and natural resources (but excluding laws, orders, rules, and regulations that pertain to the prevention of waste or the protection of correlative rights) and the protection of wildlife or the environment including, without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, or equivalent or analogous state or local laws, statutes or ordinances, any regulation promulgated thereunder, including, but not limited to, those pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws in effect as of the Closing Date that are applicable to the Assets. For purposes of this Agreement, the terms “hazardous substance,” “release,” and “disposal” have the meanings specified in the applicable Environmental Laws as in effect as of the Closing Date.

(d)           Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the estimated costs and expenses net to Seller’s interest in the affected portion of the Assets to correct and/or remediate such Environmental Defect consistent with applicable Environmental Laws.

Section 4.11   Notice of Environmental Defects. Prima shall provide Seller notice of all Environmental Defects no later than the Title Claim Date. To be effective, such notice must (a) be in writing, (b) be received by Seller prior to the expiration of the Examination Period, (c) describe the Environmental Defect in reasonable detail, including the written conclusion of Prima that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyers’ Environmental Review, (d) identify the specific Assets affected by such Environmental Defect, (e) set forth the procedures recommended to correct the Environmental Defect, (f) set forth Prima’s reasonable good faith estimate of the Environmental Defect Value, including the basis for such estimate, and (g) comply with the Environmental Defect Value provisions of Section 4.14. Any matters that may constitute Environmental Defects, but of which Seller has not been specifically notified by Prima in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyers for all purposes and constitute an Assumed Obligation. Upon receipt of notices of Environmental Defects, Seller and Prima shall meet and determine upon which of the Environmental Defects, Environmental Defect Values, and methods of correction Seller and Prima have reached agreement. Upon the receipt of such effective notice from Prima, Seller shall have the option, but not the obligation, to attempt to correct to Prima’s reasonable satisfaction such Environmental Defect during a period expiring ninety (90) days after the Closing.

Section 4.12   Remedies for Environmental Defects.

(a)           If, as of the Closing Date, the Assets are affected by an uncured or otherwise unresolved Environmental Defect noticed pursuant to the provisions of Section 4.11, the affected portion of the Assets shall not be sold, transferred, or conveyed to Buyers at the Closing, and the Purchase Price shall, subject to the terms of Section 4.14, be decreased by the Allocated Value of the portion of the Assets so affected. Thereafter, Seller and Prima shall act reasonably and in good faith either (i) to agree (y) as to the manner of cure for such Environmental Defect or (z) the value of such Environmental Defect and adjust the Final Settlement Statement in the amount thereof net of any Purchase Price adjustment made at the Closing, in which event the affected portion of the Assets shall be conveyed to Buyers; provided that if option (y) is agreed to, no assignment of the affected portion of the Assets shall be made as between Seller and Buyers until such agreed cure is accomplished to Prima’s reasonable satisfaction whereupon the Allocated Value previously deducted from the Purchase Price shall be paid to Seller, or (ii) with respect to any Environmental Defect as to which Seller and Prima are unable to agree within thirty (30) days of the Closing as to the validity of the Environmental Defect, the Environmental Defect Value, or the manner of correction, submit such matter to be determined by an Independent Expert pursuant to Section 4.13.

(b)           With respect to any Asset which is not sold, transferred, or conveyed to Buyers at the Closing pursuant to the terms of Section 4.12(a), after the Closing and at such time as any Environmental Defect Value or the manner of correction for an Environmental Defect is determined and, in either event, the amount thereof is determined to be less than the Allocated Value for the affected portion of the Assets, Seller shall have the right (i) in the case of an Environmental Defect Value determination, to have the Purchase Price reduced by only the Environmental Defect Value as so determined or (ii) in the case of the cure determination, to elect to cure the Environmental Defect to Prima’s reasonable satisfaction. The consequence of (i) shall be that Prima will pay to Seller an amount equal to the Allocated Value for the affected Assets minus the Environmental Defect Value and the affected portion of the Assets previously retained by Seller shall be conveyed to Buyers. The consequence of (ii) shall be that upon achieving Prima’s written acknowledgement that the Environmental Defect has been cured to Prima’s reasonable satisfaction, the Allocated Value for such previously retained Asset shall be paid to Seller and the affected portion of the Assets shall be conveyed to Buyers. If no Environmental Defect is determined to exist, Prima shall pay the Allocated Value attributable to the affected portion of the Assets to Seller, and Seller shall convey the previously retained portion of the Assets to Buyers. If the Environmental Defect Value or the cost to cure an Environmental Defect is determined to be greater than the Allocated Value of the affected portion of the Assets, Seller shall retain the affected portion of the Assets, and the Purchase Price shall be reduced by the Allocated Value attributable to such portion of the Assets.

Section 4.13   Independent Experts.

(a)           Any disputes regarding Title Defects, Representation Defects, Environmental Defects, Title Defect Value, Representation Defect Value, Environmental Defect Value, appropriate cure of any Title Defect or Representation Defect or correction of any Environmental Defects, and the calculation of the Statement or the Final Settlement Statement, or revisions thereto, may, subject to the provisions of Section 4.04, Section 4.12, Section 4.14, and Section 4.15, be submitted by a Seller or Prima, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert shall be selected by the Seller and Prima (acting reasonably and in good faith) within fifteen (15) days following the effective date of said notice. The Independent Expert shall be a person who is independent, impartial, and knowledgeable in the subject matter and substantive laws involved. For example, but not by way of limitation, in the case of a dispute concerning an alleged Environmental Defect, Environmental Defect Value, or cure of the same, the Independent Expert shall have expertise in both the applicable Environmental Laws and environmental science relating to the oil and gas industry.

(b)           If Seller and Prima fail to select an Independent Expert within the 15-day period referred to in Section 4.13(a) above, within three (3) days thereafter, Seller and Prima shall each choose an Independent Expert meeting the qualifications set forth above, and such two (2) experts shall promptly choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between the Parties. Each Party shall bear its own costs and expenses incurred in connection with any such proceeding, and, with respect to Buyers, each Buyer will bear its respective Proportionate Share of one-half (1/2) of the costs and expenses of the Independent Expert and, with respect to Seller, Seller will bear one-half (1/2) of the costs and expenses of the Independent Expert.

(c)           Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association. The Independent Expert shall be instructed by Seller and Prima to resolve such dispute as soon as reasonably practicable in light of the circumstances using the terms and provisions of this Agreement with respect to title and environmental matters. The decision and award of the Independent Expert shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Laws or Environmental Laws, as applicable, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(d)           All proceedings under this Section 4.13 shall be conducted at a mutually agreed location in Denver, Colorado.

Section 4.14   Limitation of Remedies For Title Defects, Representation Defects and Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement,

(a)           if the Title Defect Value for a given Title Defect, the Representation Defect Value for a given Representation Defect or the Environmental Defect Value for a given Environmental Defect, in each case as determined pursuant to this Article 4, does not exceed Twenty-Five Thousand Dollars ($25,000.00), such Title Defect, Representation Defect, or Environmental Defect shall not qualify for either a Purchase Price adjustment, cure, or correction of such defect;

(b)           if the aggregate value of all Title Defects, all Environmental Defects and all Representation Defects does not exceed One Hundred Eighty-Nine Thousand Dollars ($189,000.00) (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor; and

(c)           in the event the aggregate value of all Title Defects, all Environmental Defects and all Representation Defects exceeds One Hundred Eighty-Nine Thousand Dollars ($189,000.00) (prior to any adjustments thereto), then the Purchase Price shall be adjusted by the aggregate value of all Title Defects, all Environmental Defects and all Representation Defects, it being understood that this amount is a threshold and not a deductible.

All Title Defects, Representation Defects, and Environmental Defects asserted by Prima pursuant to this Article 4 after being resolved in accordance with this Article 4 shall thereafter constitute Permitted Encumbrances and Assumed Obligations, whether or not an adjustment to the Purchase Price is made with respect thereto in accordance with this Article 4.

Section 4.15   Breach of Certain Representations and Warranties. Subject to the limitations of Section 4.14, Breaches of Seller’s representations and warranties contained in Sections 5.07 through 5.21, discovered prior to the Title Claim Date shall be treated in accordance with this Section 4.15 for purposes of making adjustments to the Purchase Price, and such Breaches shall be referred to herein as “Representation Defects.” Prior to the Title Claim Date, Prima shall provide Seller notice of each Representation Defect. To be effective, such notice must (a) be in writing, (b) be received on or prior to the Title Claim Date, (c) describe the Breach in reasonable detail, and (d) the value of the Breach, as reasonably determined by Prima in good faith (the “Representation Defect Value”). Upon receipt of notice of any Representation Defect, Seller and Prima shall meet and determine upon which Representation Defect and the Representation Defect Value and methods of cure Seller and Prima have reached agreement. If Seller should not elect to cure a Representation Defect, and no aspect of such is reasonably in dispute, the Purchase Price shall be adjusted for such by the Representation Defect Value. If Seller and Prima are unable to reach an agreement as to the existence of a Representation Defect, any Representation Defect Value, and/or method of cure, the dispute shall be resolved in accordance with Section 4.13. No matter that constitutes a Title Defect may also be asserted as a Representation Defect.

Section 4.16   DISCLAIMER AND WAIVER. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER DOES NOT MAKE ANY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, AND EACH BUYER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTIES, AS TO THE ACCURACY OR COMPLETENESS OF ANY FILE AND/OR OTHER INFORMATION, INCLUDING, PRINTOUTS, EXTRAPOLATIONS, PROJECTIONS, DOCUMENTATION, MAPS, GRAPHS, CHARTS, OR TABLES WHICH REFLECT, DEPICT, PRESENT, PORTRAY, OR WHICH ARE BASED UPON OR DERIVED FROM ANY SUCH INFORMATION AND/OR FILES, INCLUDING MATTERS OF GEOLOGICAL, GEOPHYSICAL, ENGINEERING, OR OTHER SCIENTIFIC INFORMATION THAT MAY BE PROVIDED TO SUCH BUYER BY SELLER OR BY OTHERS ON BEHALF OF SELLER. EACH BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN FROM REVIEW OF SUCH INFORMATION AND/OR FILES SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to each Buyer that:

Section 5.01   Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Seller has full legal power, right, and is authorized to do business, and in good standing, in the State of Wyoming.

Section 5.02   Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)           any provision of Seller’s articles of incorporation, bylaws, and other governing documents;

(b)          any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound, except for consents to assignment customarily obtained after the Closing; or

(c)           any judgment, order, ruling, or decree applicable to Seller as a party in interest or any law, rule, or regulation applicable to Seller.

Section 5.03   Execution. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller as required under its formation documents. This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 5.04   Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Seller or any affiliate of Seller for which any Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05   Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller. Seller is not “insolvent” as such term is defined under the Federal Bankruptcy Code or any fraudulent transfer or fraudulent conveyance statute applicable to the transactions contemplated by this Agreement.

Section 5.06   Suits and Claims. Except as set forth in Schedule 5.06, there is no litigation or Claims that have been filed by any person or entity or by any administrative agency or Governmental Authority in any legal, administrative, or arbitration proceeding or, to Seller’s knowledge, threatened against Seller or the Assets that would impede Seller’s ability to consummate the transactions contemplated herein or would have a material and adverse effect as to the Assets.

Section 5.07   AFEs. Except as set forth on Schedule 5.07, there are no outstanding authorizations for expenditures or other capital commitments which are binding on the Assets and which individually would require the owner of the Assets after the Effective Time to expend monies in excess of Twenty-Five Thousand Dollars ($25,000.00).

Section 5.08   Contracts. To Seller’s knowledge, Schedule 5.08 is a complete list of all material Contracts, including, without limitation, production contracts, and there are no other like agreements to which Buyers will become subject to with respect to the Assets upon the Closing. Seller is not in Breach of any of the Contracts and to Seller’s knowledge, the Contracts are in full force and effect in accordance with their terms, and, to the knowledge of Seller, no other party to any of the Contracts is in Breach thereof. Notwithstanding the foregoing, as to those Contracts identified on Schedule 5.08 as “(No copy available),” Seller makes no representation and warranty whatsoever except (a) there are references to such Contracts in other instruments or documents and (b) it has been unable to locate such Contracts despite its diligent efforts to do so.

Section 5.09   Records. The Records furnished to or made available for Prima’s inspection by Seller have been kept in the ordinary course of Seller’s business during the period of Seller’s ownership of the Assets, and Seller has not intentionally omitted any material documents from the Records. All environmental investigations, studies, or audits with respect to any of the Leases, owned or commissioned by Seller, or in the possession of Seller or an affiliate of Seller, are available for Prima’s inspection.

Section 5.10   Royalties. To Seller’s knowledge, all royalties required to be paid with respect to the Subject Interests during the period of Seller’s ownership of the Assets have been timely and fully paid by the operators.

Section 5.11   Taxes. To Seller’s knowledge, during the period of Seller’s ownership of the Assets all Tax returns required to be filed with respect to the Subject Interests have been timely filed by the operators of the Assets with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed, and all Taxes due with respect to such Tax returns have been timely and fully paid during the period of Seller’s ownership of the Assets by the operators of the Assets.

Section 5.12   Gas Imbalances. To Seller’s knowledge, there are no outstanding gas imbalances with respect to the Subject Interests, except those disclosed on Schedule 5.12.

Section 5.13   Compliance with Laws. To Seller’s knowledge, with respect to Seller’s ownership of the Assets, Seller is in compliance in all material respects with all Laws and Environmental Laws that are applicable to the Assets.

Section 5.14   Personal Property and Equipment. Seller is the owner of the Equipment free and clear of all liens and encumbrances other than those to be released at the Closing. Other than in connection with normal and customary prudent operations, Seller has not removed any personal property, equipment, or fixtures from the Wells, unless it has been replaced with personal property, equipment, or fixtures of similar grade and utility. Unless removed, repaired or replaced (a) with personal property, equipment, and fixtures of similar grade and utility or (b) in connection with normal and customary prudent operations, the personal property, equipment, and fixtures currently attendant to the Wells was the equipment historically used by Seller on the Wells to produce the Hydrocarbons prior to the execution of this Agreement.

Section 5.15   No Alienation. Within one hundred twenty (120) days of the date hereof, Seller has not voluntarily or involuntarily sold, assigned, conveyed, or transferred or contracted to sell, assign, convey, or transfer any right or title to, or interest in, the Assets other than (i) production sold in the ordinary course of Seller’s business and (ii) Equipment which was worthless, obsolete, or replaced by Equipment of equal suitability and value.

Section 5.16   Property Expenses. In the ordinary course of business, Seller has paid all property expenses attributable to the period of time prior to the Effective Time as such property expenses become due, and such property expenses are being paid in a timely manner before the same become delinquent, except such property expenses as are disputed in good faith by Seller in a timely manner and for which Seller shall retain responsibility.

Section 5.17   Tax Partnerships. The Assets are not subject to any tax partnership agreement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code.

Section 5.18   Preferential Rights to Purchase and Consents. Schedule 4.06 accurately lists all preferential rights to purchase affecting the Assets, and Schedule 4.07 accurately lists all Assets subject to a consent to assignment.

Section 5.19   Liens and Encumbrance. Other than Permitted Encumbrances, at the Closing the Assets shall be conveyed to Buyers free and clear of liens, mortgages and other encumbrances.

Section 5.20   Payout Status. Set forth on Exhibit B is a complete list of Wells in which Seller’s interest will change upon payout pursuant to a Contract, informal understanding or force pooling order. Seller has furnished Prima with its most current payout calculations relating to such Wells.

Section 5.21   Notice of Changes. Promptly upon its discovery or identification of same, but in any event prior to the Closing, Seller shall provide to Prima written notice of any matter it so identifies that has a material effect on any of Seller’s or any Buyer’s representations or warranties under this Agreement, or rendering any such representation or warranty untrue or inaccurate.

Section 5.22   Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF EACH BUYER

Each Buyer makes the representations and warranties set forth in this Article 6. The representations and warranties of Buyers are made severally and not jointly or collectively. No Buyer shall have any liability for any other Buyer’s breach of any such representations or warranties.

Section 6.01   Existence. Buyer (i) is duly organized, validly existing, and in good standing under the laws of the State of Colorado and (ii) has full legal power, right, and authority to carry on its business in the State of Wyoming.

Section 6.02   Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement does not and will not violate, or be in conflict with:

(a)           any provision of Buyer’s formation documents or other governing documents;

(b)           any material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound; or

(c)           any judgment, order, ruling, or decree applicable to Buyer as a party in interest or any law, rule, or regulation applicable to Buyer.

Section 6.03   Execution. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite organizational action on the part of Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 6.04   Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05   Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06   Suits and Claims. There is no Claim by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative, or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that is reasonably likely to have a material effect on Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07   Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing, and operating oil and gas properties such as the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations, warranties, covenants, and agreements of Seller and each Buyer set forth in this Agreement and Prima’s independent due diligence and investigation of the Assets, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering, and other professional counsel and advisors concerning this transaction, the Assets and the value thereof. In addition, Buyer acknowledges and agrees that Buyer will be or has been advised by and relies solely on its own expertise, and its legal counsel, Prima (in the case of each Buyer other than Prima), and any advisors or experts concerning matters relating to Title Defects, Environmental Defects and Representation Defects.

Section 6.08   Qualification. As of the Closing, Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own the Assets, including meeting all bonding requirements, if applicable.

Section 6.09   Securities Laws. Buyer is acquiring the Assets for its own account or that of its affiliates and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor is Buyer participating with, investors, partners, or other third parties other than Buyers or Buyer’s lenders in order to fund the Purchase Price and to close this transaction, and all funds to be used by Buyer in connection with this transaction are Buyer’s own funds or those borrowed from its lenders.

Section 6.10   No Investment Company. Buyer is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.

Section 6.11   Funds. Buyer has arranged to have available by the Closing Date immediately available funds to enable Buyer to pay in full Buyer’s respective Proportionate Share of the Purchase Price.

Section 6.12   Notice of Changes. Promptly upon its discovery or identification of same, but in any event prior to the Closing, Buyer shall provide to Seller and Buyers written notice of any matter it so identifies that has a material effect on any of Seller’s or any Buyer’s representations or warranties under this Agreement, or rendering any such warranty or representation untrue or inaccurate.

Section 6.13   Representation by Prima. Prima has acted as the representative of Powder, KAB, Morse, Apple and Blackland in the negotiating and drafting of this Agreement and with respect to those matters generally described in Section 3.03.

Section 6.14   Representations and Warranties Exclusive. All representations and warranties contained in this Agreement and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 7
OPERATION OF THE ASSETS

Section 7.01   Operation of the Assets.

(a)           From and after the date of execution of this Agreement, and subject to the provisions of applicable operating and other agreements, Seller shall (i) during the period prior to the Closing, operate and administer the Assets in a manner consistent with its past practices, (ii) make payment of all costs and expenses attributable to the ownership or operation of the Assets and relating to the period prior to the transfer of ownership to Buyers, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, (iii) not, without Prima’s express written consent, commit to participate in the drilling of any well, or make or enter into any other commitments reasonably anticipated to require future capital expenditures by Buyers in excess of Twenty-Five Thousand Dollars ($25,000.00) net to Seller’s interest for each proposed operation, or terminate, materially amend, or extend any Contracts affecting the Assets, or enter into or commit to enter into any material new contract or agreement relating to the Assets, or settle, compromise, or waive any material right relating to the Assets, (iv) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (v) maintain in full force and effect the Leases, the Surface Agreements, and other Assets, and properly pay all costs and expenses and perform all obligations of the owner of the Assets promptly when due, (vi) maintain all Permits, (vii) not transfer, sell, hypothecate, encumber, or otherwise dispose of any Assets except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with Seller’s past practices, (viii) not grant or create any preferential right to purchase, right of first opportunity, or other transfer restriction or requirement with respect to the Assets except in connection with the renewal or extension of Assets after the Effective Time if granting or creating such right or requirement is a condition of such renewal or extension and then with prompt written notice of such action to Prima, (ix) not elect to become a non-consenting party in any operation proposed by any other Person with respect to the Assets unless requested to do so in writing by Prima, (x) maintain the Equipment in at least as good a condition as it is on the date hereof, ordinary wear and tear excepted, (xi) not make any change in any method of accounting or accounting practice or policy with respect to the Assets, and (xii) not agree to extend any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency for any Taxes, or make any change in any Tax elections with respect to the Assets.

(b)           Each Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and each Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article 7, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article 7. Seller will, without penalty for the failure to do so except to the extent that the failure to give Prima such notice has a Material Adverse Effect, notify Prima of the occurrence of such event to the extent of Seller’s knowledge.

(c)           Promptly upon its discovery or identification of same, but in any event prior to the Closing, Seller shall provide Prima written notice of any matter Seller identifies that has a Material Adverse Effect on or that constitutes a Breach of Seller’s representations or warranties under this Agreement.

Section 7.02   Public Announcements. Prior to the Closing, neither Seller nor Buyers shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby. Following the Closing, Seller and Prima may issue a press release in form and substance to be agreed upon by Seller and Prima prior to the Closing, which agreement shall not be unreasonably withheld. Notwithstanding the foregoing, Seller may make such disclosures, including issue press releases, it deems necessary under any applicable Laws or stock exchange rule.

Section 7.03   Successor Operator. Seller is currently not operating any of the Assets pursuant to joint operating agreements with third parties. Each Buyer specifically acknowledges and agrees that Seller has made no representation or guarantee that any Buyer will become operator under any joint operating agreement.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01   Representations. The representations and warranties of each Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date;

Section 8.02   Performance. Each Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by such Buyer at or prior to the Closing and shall have taken the actions set forth in Section 10.08; and

Section 8.03   Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of any Buyer shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYERS

The obligations of Buyers to consummate the transaction provided for herein are subject, at the option of Prima, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01   Representations. The representations and warranties of Seller contained in Section 5.01 through Section 5.06, inclusive, shall be true and correct in all material respects on the Closing Date as though made on and as of such date, and no action or omission of Seller or event shall have occurred during the period of time commencing upon the expiration of the Title Claim Date and ending on the Closing Date which shall have caused any of the representations and warranties of Seller contained in Section 5.07 through Section 5.21, inclusive, not to be true and correct in all material respects on the Closing Date as though made on and as of such date;

Section 9.02   Performance. Seller shall have performed all material obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions set forth in Section 10.07;

Section 9.03   Pending Matters. No suit, action, or other proceeding arising from the actions or omissions of Seller shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement; and

Section 9.04   Macquarie Liens. On or before the Closing, Seller shall deliver to Prima a release of the Macquarie Liens in a form suitable for filing of record.

ARTICLE 10
THE CLOSING

Section 10.01   Time and Place of the Closing. If the conditions referred to in Article 8 and Article 9 have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at Seller’s Lakewood, Colorado offices on March 30, 2011 (the “Closing Date”).

Section 10.02   Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.

(a)           At the Closing, the Purchase Price shall be increased (without duplication) by the following amounts:

(i)           the amount of all (A) ad valorem, property, severance, production, conservation and other similar Taxes and assessments based upon or measured by the ownership of the Assets, insofar as such Taxes relate to periods of time from and after the Effective Time, to the extent paid by or on behalf of Seller and (B) charges, costs, and expenses of any kind or nature that are attributable to the Assets and the period from and after Effective Time, to the extent paid by or on behalf of Seller;

(ii)          all expenses, including operating and capital expenditures, incurred and paid by or on behalf of Seller in connection with ownership, operation, and use of the Assets attributable to the period from and after the Effective Time, and including the costs incurred in connection with the AFEs described on Schedule 5.07 which costs shall be the responsibility of each Buyer, with respect to each Buyer’s Proportionate Share, notwithstanding that such costs may have accrued prior to the Effective Time;

(iii)         all royalties, rentals, and other charges attributable to the Assets for the period from and after the Effective Time to the extent paid by or on behalf of Seller;

(iv)         expenses incurred under applicable operating agreements including any overhead charges allowable under the applicable operating procedure (COPAS) where Seller is non-operator attributable to the Assets for the period from and after the Effective Time to the extent paid by or on behalf of Seller;

(v)          the value of all oil, gas, and natural gas liquids in storage or in the pipelines as of the Effective Time that is credited to the Assets, such value (A) for purposes of the Statement, to be the actual price received for such oil, gas, or natural gas liquids upon the first unaffiliated third party sale thereof, if available, and upon such estimates as are reasonably agreed upon by Seller and Prima, to the extent actual amounts are not known at the Closing, and (B) for purposes of the Final Settlement Statement, to be based upon actual amounts;

(vi)         $6,198.00 [$1.90 times 3,262 MCF] to cash out the gas imbalances listed on Schedule 5.12 in Seller’s favor; and

(vii)        any other amount provided for in this Agreement or agreed upon in writing by Seller and Prima.

(b)           At the Closing, the Purchase Price shall be decreased (without duplication) by the following amounts:

(i)           the Deposit;

(ii)          an amount equal to the sales price paid to Seller by the first purchaser of the Hydrocarbons produced, saved, and sold from the Subject Interests from the Effective Time (without deductions of any kind or nature, including, but not limited to, royalties and any Taxes based on production), which shall (A) for purposes of the Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by Seller and Prima, to the extent actual amounts are not known at the Closing, and (B) for purposes of the Final Settlement Statement, be based upon actual amounts;

(iii)         an amount equal to all cash in or attributable to suspense accounts held by Seller relating to the Assets for which each Buyer, with respect to each Buyer’s Proportionate Share, has assumed responsibility under Section 12.01;

(iv)         the Allocated Value of any Asset sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06;

(v)          the Allocated Value of any Asset excluded from the purchase and sale contemplated herein pursuant to the provisions of Article 4;

(vi)         all downward Purchase Price Adjustments for Title Defects, Environmental Defects and Representation Defects determined in accordance with Article 4;

(vii)        all Casualty Losses determined in accordance with Section 13.03(c);

(viii)       subject to Section 7.01, proceeds from the sale, salvage, or other disposition of any Equipment or rights in the Assets from and after the Effective Time; and

(ix)         any other amount provided for in this Agreement or agreed upon in writing by Seller and Prima.

(c)           The allocations of costs and expenses and/or adjustments described in Section 10.02(a) and Section 10.02(b) are referred to herein as the “Purchase Price Allocations and Adjustments.”

Section 10.03   Closing Adjustments and Allocations Statement. On or before March 18, 2011, Seller shall prepare and deliver to Prima a statement of the estimated Purchase Price Allocations and Adjustments with appropriate support (the “Statement”), which Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 10.02.

Section 10.04   Post-Closing Allocations and Adjustments to Purchase Price.

(a)           On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Prima a revised Statement (“Final Settlement Statement”) setting forth the actual Purchase Price Allocations and Adjustments. Each of Seller and Prima shall provide the other Party such data and information as may be reasonably requested to permit Seller to prepare the Final Settlement Statement or to permit Prima to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Prima (the “Final Settlement Date”) unless Prima gives written notice of Prima’s disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then Seller and Prima shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 4.13.

(b)           If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing (including the Deposit), then Prima shall pay in immediately available funds to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing (including the Deposit) within five (5) business days after the Final Settlement Date. If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing (including the Deposit), then Seller shall pay in immediately available funds to Prima the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing (including the Deposit) within five (5) business days after the Final Settlement Date.

(c)           If Buyers shall receive any revenues attributable to such Hydrocarbons for any reason for which Buyers have received a reduction in the Purchase Price pursuant to this Section 10.04(c), Prima shall promptly remit same in immediately available funds to Seller. Likewise, if Seller shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Subject Interests and attributable to the period from and after the Closing Date or any other revenues attributable to the ownership or operation of the Assets from and after the Effective Time, Seller shall promptly remit same in immediately available funds to Prima.

(d)           Except as otherwise provided in this Agreement, any costs and expenses, including Taxes (other than income taxes) relating to the Assets which are not reflected in the Final Settlement Statement shall be treated as follows:

(i)           All costs and expenses relating to the Assets for the period of time prior to the Effective Time shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyers, promptly reimburse Prima in immediately available funds for and indemnify, defend, and hold each Buyer harmless from and against the same; and

(ii)           All costs and expenses relating to the Assets for which each Buyer is responsible for its respective Proportionate Share (being those incurred from and after the Effective Time) shall be the sole obligation of each Buyer respectively and Prima shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and each Buyer shall indemnify, defend, and hold Seller harmless from and against the same.

(e)           Purchase Price adjustments, if any, with respect to Title Defects or Environmental Defects, the cure or correction of which or a dispute with respect to the same remains pending on the Final Settlement Date shall be made on a date mutually agreed by Seller and Prima, acting reasonably.

Section 10.05   Transfer Taxes. Each Buyer assumes its Proportionate Share of responsibility for all sales, use, documentary, recording, stamp, transfer, and other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, assessments, fees, or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement, all of which shall be paid by Prima. The Parties will reasonably cooperate to eliminate or reduce the assessment of sales or use taxes to the extent permitted by applicable Law. If Seller (not Buyers) is required by applicable Law to appeal or protest the assessment of sales or use taxes, Seller shall protest the assessment of those taxes if Prima requests Seller in writing to make such appeal or protest, and, in such event, Prima will reimburse Seller all out-of-pocket expenses authorized by Prima and incurred by Seller in connection with such appeal or protest.

Section 10.06   Ad Valorem and Similar Taxes. All ad valorem, property, production, severance, and similar Taxes attributable to any period prior to the Effective Time will be paid by Seller. Each Buyer shall pay its respective Proportionate Share of all ad valorem, property, production, severance, conservation, and similar Taxes attributable to any period from and after the Effective Time. Notwithstanding anything to the contrary set forth in this Agreement, for all purposes of this Agreement, Taxes based on or measured by production of Hydrocarbons or the value thereof shall be deemed attributable to the period during which such production occurred regardless of the year when such Taxes are assessed. Seller shall provide written evidence to Prima that it has paid all Taxes for periods prior to the Effective Time that are payable after the Effective Time including production Taxes in the State of Wyoming provided such Taxes are based on production occurring prior to the Effective Time.

Section 10.07   Actions of Seller at the Closing. At the Closing, Seller shall:

(a)           execute, acknowledge, and deliver to Buyers the Assignment in the form of Exhibit D, effective as of the Effective Time, and such other conveyances, assignments, transfers, bills of sale, and other instruments (in form and substance mutually agreed upon by Seller and Prima) as may be necessary or desirable to convey the Assets to Buyers, including, as appropriate, separate counterpart assignments on officially approved federal and state forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements;

(b)           execute, acknowledge, and deliver to Prima such letters in lieu of transfer or division orders as may be reasonably requested by Prima prior to the Closing directing all purchasers of production from the Subject Interests to make payment of each Buyer’s Proportionate Share of the proceeds attributable to such production to each respective Buyer from and after the Closing Date;

(c)           deliver to Prima possession of the Assets, including the Records to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability; provided, however, Seller shall have the right at its sole expense to make and retain copies of any of the Records;

(d)          execute and deliver to Prima an affidavit attesting to Seller’s non-foreign status;

(e)           execute, acknowledge and deliver to Prima recordable releases of the Macquarie Liens; and

(f)           execute, acknowledge, and deliver any other agreements, or notices to third parties provided for herein or necessary or desirable to effect the transactions contemplated hereby.

Section 10.08   Actions of Prima at the Closing. At the Closing, Prima (and the other Buyers with respect to the obligations in Sections 10.08(c) and 10.08(d)) shall:

(a)           pay the Purchase Price (as adjusted pursuant to the provisions hereof) less the Deposit in immediately available funds pursuant to wire transfer instructions to be provided by Seller to Prima;

(b)           provide any necessary evidence including proof of proper bonding and other qualifications, if any, to be entitled to take and actually take possession of the Assets;

(c)           execute, acknowledge, and deliver the Assignment and any other agreements or other instruments (including, but not limited to, ratifications and assignments required by any gas purchaser, gatherer or transporter) provided for herein or necessary or desirable to effect the transactions contemplated hereby; and

(d)          execute, acknowledge and deliver to Seller the investment representation letter in the form of Exhibit E.

Section 10.09   Recordation; Further Assurances.

(a)          Promptly following the Closing, Prima shall cause the documents identified in Section 10.07(a) to be recorded or filed in the appropriate real property and other applicable records, in the order reasonably agreed upon by Seller and Prima, and Prima shall promptly provide Seller copies of all such recorded or filed instruments.

(b)          After the Closing Date, each of the Parties, at the request of any other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyers and to accomplish the orderly transfer of the Assets to Buyers in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

ARTICLE 11
TERMINATION

Section 11.01   Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)           by mutual written consent of Seller and Prima;

(b)          by Seller on the Closing Date if the conditions set forth in Article 8 have not been satisfied in all material respects by Buyers or waived by Seller in writing by the Closing Date;

(c)           by Prima on the Closing Date if the conditions set forth in Article 9 have not been satisfied in all material respects by Seller or waived by Prima in writing by the Closing Date;

(d)          by either Seller or Prima if the Closing shall not have occurred by April 15, 2011;

(e)          by either Seller or Prima if any Governmental Authority shall have issued a final and non-appealable order, judgment, or decree or taken any other final and non-appealable action challenging, restraining, enjoining, prohibiting, or invalidating the consummation of any of the transactions contemplated herein;

(f)           by either Seller or Prima if (i) the aggregate amount of the Title Defect Values with respect to all Title Defects asserted by Prima reasonably and in good faith plus (ii) the aggregate amount of the Environmental Defect Values with respect to all Environmental Defects asserted by Prima reasonably and in good faith plus (iii) the aggregate amount of all Casualty Losses plus (iv) the aggregate amount of all Representation Defect Values asserted by Prima reasonably and in good faith exceeds One Million Two Hundred Sixty Thousand Dollars ($1,260,000.00);

(g)          by either Seller or Prima if, between execution of this Agreement and the Closing, an event should occur having a Material Adverse Effect on the ownership, operation, or value of the Assets; or

(h)           as otherwise provided herein;

provided, however, that neither Seller nor Prima shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in Breach of any provision of this Agreement, or if such Party is Prima, any Buyer is in breach of any provision of this Agreement, or such Party instigates a proceeding of the nature described in Section 8.03 or Section 9.03.

Section 11.02   Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement; provided, however, each Buyer’s obligation under Section 4.09(a)(vii) shall survive the Closing.

Section 11.03   Attorneys’ Fees, Etc. If any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party or Parties in such proceedings shall be entitled to recover all costs incurred by such Party or Parties, including reasonable attorneys’ fees, in addition to any other relief to which such Party or Parties may be entitled. This Section 11.03 shall not apply to any proceeding under Section 4.13.

ARTICLE 12
ASSUMPTION AND INDEMNIFICATION

Section 12.01   Each Buyer’s Obligations after the Closing. Subject to Section 12.10 below, upon and after the Closing, except to the extent reflected in an upward Purchase Price Allocations and Adjustments, each Buyer will assume and perform its respective Proportionate Share of all the obligations, liabilities, and duties relating or with respect to the ownership and/or operation of the Assets that are attributable to periods from and after the Effective Time, together with the Plugging and Abandonment Obligations, the Environmental Obligations, and all other obligations assumed by each of the Buyers in such Buyer’s respective Proportionate Share under this Agreement (collectively, the “Assumed Obligations”). Without limiting the generality of the foregoing, the Assumed Obligations shall also specifically include:

(a)           Responsibility for the performance of all express and implied obligations under the instruments described in Exhibit A, together with all other instruments in the chain of title to such Assets, the Leases, the Contracts, the Surface Agreements, the Permits, and all other orders, contracts, and agreements to which the Assets are subject, including the payment of royalties and overriding royalties, in each case to the extent attributable to the periods from and after the Effective Time;

(b)           Responsibility for payment of any amounts held in suspense accounts by Seller as of the Closing Date, and for which the Purchase Price is adjusted pursuant to Section 10.02(b), without regard to whether such suspense amounts relate to periods before or after the Effective Time. Seller covenants and agrees to provide to Prima with the Records, the owner name, address, and tax identification number (if known by Seller), the reason such amounts are in suspense, the amount of suspense funds for each such owner making up the total of such funds, and all other information with respect thereto required to be provided to the owner or to the state under the laws, rules, and regulations of the affected jurisdiction. To the extent practicable, Seller shall provide such information in the electronic or computer sensible form maintained by Seller. Seller shall remain responsible for the payment of any statutory interest and penalties which may have accrued prior to the Effective Time with respect to such suspense amounts, whether payable to the interest owner or to any state agency in connection with unclaimed property laws, to the extent such interest and penalties are not included in the amount deducted from the Purchase Price pursuant to Section 10.02(b);

(c)           Responsibility for compliance with all Laws now or hereafter in effect pertaining to the Assets, and the procurement and maintenance of all permits, consents, and authorizations of or required by Governmental Authorities in connection with the Assets, attributable to periods from and after the Effective Time; and

(d)           Any Breach of Sections 6.01, 6.02, 6.03 and 6.04.

Section 12.02   Seller’s Obligations after the Closing. After the Closing, Seller will retain responsibility for (a) the payment of all operating expenses and capital expenditures related to the Assets and attributable to Seller’s ownership and/or its operation of the Assets prior to the Effective Time, (b) severance, ad valorem, production, property, personal property, and similar Taxes measured by the value of the Assets or measured by the production of Hydrocarbons attributable to all periods during which Seller owned the Assets prior to the Effective Time, (c) the payment of all broker’s and finder’s fees in connection with the transactions contemplated by this Agreement, (d) the obligations, liabilities, and duties of Seller relating to or with respect to its ownership and/or operation of the Assets that are attributable to Seller’s period of ownership of the Assets prior to the Effective Time other than the Plugging and Abandonment Obligations and the Environmental Obligations, (e) any liability of Seller for the personal injury or death of an individual or property damage that arises from operations related to the Assets during Seller’s period of ownership prior to the Effective Time, but excluding any liability for the Plugging and Abandonment Obligation, (f) any Breach of the representations set forth in Sections 5.01, 5.02, and 5.03, and (g) Seller’s proportionate share of any third party Claims with respect to the payment of royalties, overriding royalties, production payments, net profit payments, or other payments required by the Leases or the Contracts that accrued during Seller’s period of ownership of the Leases and Contracts prior to the Effective Time (collectively the “Retained Obligations”).

Section 12.03   Plugging and Abandonment Obligations.

(a)           Each Buyer’s Obligations. Provided the Closing occurs, and to the extent not otherwise addressed by the express provisions of this Agreement, each Buyer assumes its respective Proportionate Share of full responsibility and liability for the following plugging and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:

(i)           The necessary and proper plugging, replugging, and abandonment of all Wells on the Assets, whether plugged and abandoned before or after the Effective Time in compliance with applicable Laws and the terms of the Leases;

(ii)           The necessary and proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned Assets, junk, and other personal property located on or comprising any part of the Assets in compliance with applicable Laws and the terms of the Leases;

(iii)          The necessary and proper capping and burying of all associated flow lines located on or comprising any part of the Assets, to the extent required by applicable Laws, the Leases, the Contracts, or other agreements;

(iv)         The necessary and proper restoration of the Assets, both surface and subsurface, in compliance with any applicable Laws, the Leases, the Surface Agreements, the Contracts, or any other applicable agreements;

(v)          To the extent not addressed by operation of Article 4, any necessary clean-up or disposal of any part of the Assets contaminated by NORM, asbestos containing materials, lead based paint, or any other substances or materials considered to be hazardous under Laws, including Environmental Laws, and Laws relating to the protection of natural resources;

(vi)         All obligations arising from contractual requirements and demands made by Governmental Authorities or parties claiming a vested interest in any part of the Assets; and

(vii)        Obtaining and maintaining all bonds and securities, including supplemental or additional bonds or other securities, that may be required by contract or by Governmental Authorities.

(b)           Standard of Operations. If any Buyer is the operator, such Buyer shall conduct all Plugging and Abandonment Obligations and all other operations with respect to the Assets in compliance with all Laws, including Environmental Laws and Laws (now or hereafter in effect) relating to the protection of natural resources.

Section 12.04   Environmental Obligations. Each Buyer assumes its respective Proportionate Share of full responsibility and liability for the following occurrences, events, conditions, and activities on, or related to, or attributable to Seller’s ownership or operation of the Assets (the “Environmental Obligations”) regardless of whether arising from Seller’s ownership or operation of, or relating to, the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller or its Representatives (INCLUDING THOSE ARISING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES), or the condition, including the environmental condition, of the Assets when acquired:

(a)          Environmental pollution or contamination, including pollution or contamination of the soil, groundwater, or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM, asbestos containing materials, lead based paint, mercury, or any other substance, and any other violation of Environmental Laws or Laws now or hereafter in effect relating to the protection of natural resources;

(b)          Underground injection activities and onsite waste disposal;

(c)          Clean-up responses, and the cost of remediation, control, assessment, or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons, or storage tanks;

(d)          Failure to comply with applicable land use, surface disturbance, licensing, or notification requirements; and

(e)           Disposal on the Assets of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership, development, operation, or abandonment of any part of the Assets.

Section 12.05   Definition of Claims. Except as expressly provided in Section 4.09(a)(vii), the term “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of operating the Assets) of any kind or character asserted by a third party (whether or not asserted prior to the Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to or death of persons, and other tortious injury and (c) violations of applicable Laws, including Laws relating to the protection of natural resources, Environmental Laws (each as now or hereafter in effect) and any other legal right or duty actionable at law or equity.

Section 12.06   Application of Indemnities.

(a)           All indemnities set forth in this Agreement extend to the officers, directors, partners, managers, members, shareholders, agents, contractors, employees, and affiliates of the indemnified party (“Representatives”).

(b)           UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY AND RELEASE, AND WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY, REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS REPRESENTATIVES) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF, OR IN CONNECTION WITH THE CONDITION OF THE ASSETS OR THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT SECURITIES FRAUD CLAIMS THAT REQUIRE SCIENTER OR KNOWLEDGE AS ONE ELEMENT OF THE CAUSE OF ACTION, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD BY THE INDEMNIFIED PARTY), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE INDEMNIFIED PARTY OR ANY OF ITS REPRESENTATIVES.

(c)           NEITHER SELLER NOR BUYERS SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH OF SELLER AND EACH BUYER RELEASES THE OTHER FROM AND WAIVES, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY. SELLER AND EACH BUYER WAIVE, AND RELEASE EACH OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES, OR PARENTS OF A PARTY) FOR WHICH EITHER SELLER OR ANY BUYER OWES THE OTHER AN INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED. SELLER AND EACH BUYER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

(d)           The indemnities of the indemnifying Party in this Agreement do not cover or include any amounts that the indemnified Party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, and for which the indemnified Party is reimbursed by any third party. The indemnifying Party will pay all costs incurred by the indemnified Party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Seller or any Buyer is indemnified under this Agreement.

Section 12.07   Each Buyer’s Indemnity. Each Buyer, with respect to its Proportionate Share, shall release and indemnify, defend and hold Seller and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to the Assumed Obligations.

Section 12.08   Seller’s Indemnity. Subject to Section 12.10, Seller shall release and indemnify, defend and hold each Buyer and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to the Retained Obligations.

Section 12.09   Notices and Defense of Indemnified Claims. Each Party shall immediately notify the other Parties of any Claim of which it becomes aware and for which it is entitled to indemnification from another Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to release and indemnify and hold the indemnified Party harmless under this Agreement; provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations unless such failure to give notice actually prejudices the indemnifying Party and so long as the notice is given within the period set forth in Section 12.10. The indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense.

Section 12.10   Survival. Except for the special warranty of title contained in the Assignment, Seller’s representations and warranties set forth in Sections 5.01, 5.02 and 5.03 and Buyers’ representations and warranties set forth in Section 6.01, 6.02, 6.03 and 6.04, the representations and warranties of the Parties set forth herein shall not survive the Closing, and the consummation of the transactions contemplated hereby, and each of Seller and each Buyer covenants not to sue the other Party based upon any alleged Breach of any such non-surviving representations or warranties. The indemnity of Seller as provided in Section 12.08 as to pre-Effective Time Taxes covered by Section 12.02(b), broker’s and finder’s fees covered by Section 12.02(c), liability for personal injury or death of an individual or property damage covered by Section 12.02(e) and Breach of the representations set forth in Sections 5.01, 5.02 and 5.03 covered by Section 12.02(f) shall indefinitely survive the Closing. All other Seller indemnity obligations shall survive only for a period of six (6) months after the Closing; provided, however, no Buyer shall be entitled to make, and hereby waives the right to assert, any claim for indemnity pursuant to the provisions of this Section (except those covered by Section 12.02(b), Section 12.02(c), Section 12.02(e) and Section 12.02(f)) against Seller unless such Buyer seeks indemnification for such claim by a written notice received by Seller on or before the date that is six (6) months after the Closing Date (the “Expiration Date”). From and after the Expiration Date, all pre-Effective Time matters that constituted Retained Obligations (except those relating to production Taxes, broker’s and finder’s fees, liability for personal injury or death of an individual or property damage or breach of the representations set forth in Sections 5.01, 5.02 and 5.03) not raised in a Claim asserted by any Buyer prior to the Expiration Date shall be deemed each Buyer’s Assumed Obligations, with respect to each Buyer’s Proportionate Share, for all purposes hereunder. Notwithstanding the foregoing, in no event shall the aggregate amount paid by Seller to Buyers pursuant to this Section 12.10 exceed twenty percent (20%) of the unadjusted Purchase Price.

Section 12.11   Exclusive Remedy. The terms and provisions of this Article 12 and those provided in Article 2, Article 4, Article 7, Article 8, Article 9, Article 10, and Article 11 shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect to the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and the other documents executed and delivered hereunder; provided, however, that the terms of this Section 12.11 shall not be applicable to the extent that a Party has committed fraud, securities fraud (where one of the elements of the cause of action is scienter or knowledge), willful misconduct, or gross negligence.

Section 12.12   Prima’s Indemnity. Prima shall release and indemnify, defend and hold Seller harmless from and against any and all Claims asserted by the other Buyers arising from Prima’s failure to properly distribute the Deposit (if it is refunded pursuant to Sections 2.02(c) or 2.02(d)) or any payment made by Seller pursuant to Sections 10.04(b).

Section 12.13   Defenses and Counterclaims. A Party that is required to assume any obligation or liability of the other Party pursuant to this Agreement or that is required to release and defend, indemnify or hold the other Party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other Party in defense of third party Claims arising out of any such assumption or indemnification.

Section 12.14   Anti-Indemnity Statute, No Insurance; Subrogation. Seller and each Buyer agree that with respect to any statutory limitations now or hereafter in effect affecting the validity or enforceability of the indemnities provided for in this Agreement, such indemnities shall be deemed amended in order to comply with such limitations. This provision concerning statutory limitations shall not apply to indemnities for all liabilities of the indemnifying Party which are covered by such Party’s insurance. The indemnification provisions provided in this Article 12 shall not be construed as a form of insurance. Seller and each Buyer hereby waive for themselves and their successors and assigns, including their insurers, any rights to subrogation for Claims for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Seller and each Buyer shall obtain waiver of such subrogation from their respective insurers.

Section 12.15   Settlements by Seller. Notwithstanding any provision herein to the contrary, Seller reserves the right to settle (before or after any litigation or administrative action is commenced) on terms it deems in its sole discretion to be appropriate any Claims arising from the manner in which the operator of the subject Assets calculated, paid, disclosed or reported royalties, overriding royalties and Taxes prior to the Effective Time. Each Buyer acknowledges and agrees that any such settlement by Seller shall necessarily require Seller to disclose the existence and terms of this Agreement. Buyers shall have no right of approval whatsoever as to any settlement Seller may reach as to any pre-Effective Time matter.

ARTICLE 13
DISCLAIMERS; CASUALTY LOSS AND CONDEMNATION

Section 13.01   Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, whether express, implied, at common law, or statutory. EXCEPT AS PROVIDED IN ANY EXPRESS REPRESENTATION OR WARRANTY OF SELLER AS CONTAINED IN THIS AGREEMENT AND SUBJECT TO THE TERMINATION OF ANY SUCH EXPRESS REPRESENTATION OR WARRANTY OF SELLER IN ACCORDANCE WITH THIS AGREEMENT, EACH BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND EACH BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS, OR MATERIALITY OR SIGNIFICANCE OF ANY INFORMATION, DATA, GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON), OR OTHER MATERIALS (WRITTEN OR ORAL) CONSTITUTING PART OF THE ASSETS, NOW, HERETOFORE OR HEREAFTER FURNISHED TO SUCH BUYER BY OR ON BEHALF OF SELLER, (c) THE CONDITION, INCLUDING, THE ENVIRONMENTAL CONDITION OF THE ASSETS AND (d) THE COMPLIANCE OF SELLER’S PAST PRACTICES WITH THE TERMS AND PROVISIONS OF ANY AGREEMENT IDENTIFIED IN EXHIBIT A, OR ANY SURFACE AGREEMENT, PERMIT, CONTRACT, OR APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND EACH BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, OFFICES, TRAILERS, ROLLING STOCK, VEHICLES, AND GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON) CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY THAT ANY DATA TRANSFERRED PURSUANT HERETO IS NONINFRINGING, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAWS, AND (vii) EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 5, ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, OR LAWS RELATING TO THE PROTECTION OF THE ENVIRONMENT, HEALTH, SAFETY, OR NATURAL RESOURCES OR RELATING TO THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING ASBESTOS CONTAINING MATERIAL, LEAD BASED PAINT, MERCURY, OR ANY OTHER HAZARDOUS SUBSTANCES OR WASTES, IT BEING THE EXPRESS INTENTION OF SELLER AND EACH BUYER THAT THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, FACILITIES, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, OFFICES, TRAILERS, VEHICLES, AND ROLLING STOCK INCLUDED IN THE ASSETS, SHALL BE CONVEYED TO BUYERS, AND EACH BUYER SHALL ACCEPT THE SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. EACH BUYER REPRESENTS AND WARRANTS TO SELLER THAT SUCH BUYER WILL MAKE, OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH ASSETS AS SUCH BUYER DEEMS APPROPRIATE. SELLER AND EACH BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, HEALTH, SAFETY, OR THE ENVIRONMENT) TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES.

Section 13.02   NORM. EACH BUYER ACKNOWLEDGES THAT SUCH BUYER HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. THEREFORE, SUCH BUYER MAY NEED TO AND SHALL FOLLOW SAFETY PROCEDURES WHEN HANDLING THE EQUIPMENT AND OTHER ASSETS.

Section 13.03   Casualty Loss; Condemnation.

(a)           Except as otherwise provided in this Agreement, each Buyer shall assume such Buyer’s Proportionate Share of all risk of loss with respect to, and any change in the condition of, the Assets from and after the Effective Time, including with respect to the depletion of Hydrocarbons, the watering-out of any Well, the collapse of casing, sand infiltration of Wells, and the depreciation of personal property.

(b)           Prior to the Closing, there shall not have been a material adverse change in the Assets taken as a whole caused by an event of casualty (a “Casualty”), including but not limited to, volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation, or seizure, but excepting depletion due to normal production and depreciation or failure of equipment or casing.

(c)           If, prior to the Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of the Assets in excess of twenty percent (20%) of the Purchase Price (“Casualty Loss”), Seller or Prima may elect to terminate this Agreement. If this Agreement is not so terminated, then this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, at Prima’s sole option, (i) Seller shall retain such Asset subject to such Casualty and such Asset shall be the subject of an adjustment to the Purchase Price in the same manner set forth in Section 4.03 hereof, or (ii) at the Closing, Seller shall pay to Prima all sums paid to Seller by reason of such Casualty Loss, provided, however, that the Purchase Price shall not be adjusted by reason of such payment, and Seller shall assign, transfer, and set over unto Buyers all of the right, title, and interest of Seller in and to such Asset and any unpaid awards or other payments arising out of such Casualty Loss.

(d)           For purpose of determining the value of a Casualty Loss, Seller and Prima shall use the same methodology as applied in determining the value of a Title Defect as set forth in Section 4.03(a).

ARTICLE 14
MISCELLANEOUS

Section 14.01   Names. As soon as reasonably possible after the Closing, but in no event later than forty-five (45) days after the Closing, Prima shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia or responsibility of ownership, including operation of the Assets, in a name other than the name of Seller or any of its affiliates, or any variations thereof.

Section 14.02   Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and no Party shall be entitled to any reimbursement for any such expenses from any other Party.

Section 14.03   Document Retention. As used in this Section 14.03, the term “Documents” shall mean all files, documents, books, records, and other data delivered to Prima by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including financial and tax accounting records; land, title and division order files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Prima shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Laws of any Governmental Authority), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of any of the Documents at its expense. Except to the extent necessary for the collection of monies due Seller by a third party or to perform any indemnity obligation required of Seller by this Agreement, Seller shall not retain any Documents in either written or electronic form, except that which might be retained in the ordinary archiving of Seller’s database.

Section 14.04   Entire Agreement. This Agreement, the documents to be executed and delivered hereunder, and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement.

Section 14.05   Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.06   Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 14.07   No Third Party Beneficiaries. Except as provided in Section 12.06(a), nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

Section 14.08   Assignment. Prior to the Closing, no Party may assign or delegate any of its rights or duties hereunder to any individual or entity other than an affiliate of such Party without the prior written consent of Seller and Prima and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns, and legal representatives. Notwithstanding any assignment to an affiliate, Seller and Buyers, as the case may be, shall nevertheless remain liable to the other Party in accordance with the terms of this Agreement.

Section 14.09   Governing Law. This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Wyoming.

Section 14.10   Notices. Any notice, communication, request, instruction, or other document required or permitted hereunder (including notices of Title Defects and Environmental Defects) shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight delivery service, electronically, or facsimile to the addresses of Seller and Buyers set forth below. Any such notice shall be effective and deemed given only upon receipt.

Seller:

SAMSON OIL AND GAS USA, INC.
1726 Cole Boulevard, Suite 210
Lakewood, Colorado 80401
Attention: Terry Barr, President
Fax No.: (303) 296-1961
Tel. No.: (303) 295-0344
Email: Terry.Barr@SamsonOilandGas.com

Buyers:

PRIMA EXPLORATION, INC.
100 Fillmore Street, Suite 450
Denver, Colorado 80206
Attention: Donald J. Law
Tel. No.: (303) 755-5681
Fax No.: (303) 755-5682
Email: donlaw@primaex.com

POWDER MORNING, LLC
100 Fillmore Street, Suite 450
Denver, Colorado 80206
Attention: Donald J. Law
Tel. No.: (303) 755-5681
Fax No.: (303) 755-5682
Email: donlaw@primaex.com

KAB ACQUISITION LLLP-IX
410 Seventeenth Street, Suite 1151
Denver, Colorado 80202
Attention: Kenneth Breitenbach
Tel. No.: (303) 534-4919
Fax No.: (303) 534-4929
Email: kab@bp-corporation.com

MORSE ENERGY PARTNERS II LLC
410 Seventeenth Street, Suite 1150
Denver, Colorado 80202
Attention: Brent J. Morse
Tel. No.: (303) 592-1011
Fax No.: (303) 592-1013
Email: morenergy@att.net

APPLE CREEK LLC
335 S. York Street
Denver, Colorado 80209
Attention: Jay T. Sperr
Tel. No.: (303) 755-5681, Ext. 108
Fax No.: (303) 755-5682
Email: tsperr@primaex.com

BLACKLAND PETROLEUM, LLC
17190 E. Dorado Place
Centennial, Colorado 80015
Attention: Kendall L. Read
Tel. No.: (303) 755-5681, Ext. 105
Fax No.: (303) 755-5682
Email: kread@primaex.com

Seller may, by written notice delivered to Buyers, and any Buyer may, by written notice delivered to the other Buyers and Seller, change its address for notice purposes hereunder.

Section 14.11   Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and Seller and Prima shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.12   Interpretation. This Agreement shall be deemed and considered for all purposes to have been collectively prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting, or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a)           A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule, which Schedules and Exhibits are incorporated herein by this reference, to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b)           If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the Parties, the provisions of the executed Assignment and other executed transaction documents shall take precedence.

(c)           The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions. To the fullest extent permitted by Laws, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(d)           Terms “knowledge” or “knowingly,” whether or not capitalized, as to Seller shall mean the actual knowledge, without duty of inquiry, of Terry Barr and Robyn Lamont. As to Buyers such terms shall mean the actual knowledge, without duty of inquiry, of Donald J. Law and M. Scott Homsher.

(e)           The adjective, “material,” whether or not capitalized, shall mean a situation, circumstance, consequence, or concept whose relevance to the transactions contemplated by this Agreement as a whole is of significance, and would not be considered a small or insignificant deviation from the terms of this Agreement.

(f)           The term “Material Adverse Effect” shall mean any defect, condition, change, or effect (other than with respect to which an adjustment to the Purchase Price has been made) that when taken together with all other such defects, conditions, changes, and effects significantly diminishes the value, use, operations, or development of the Assets taken as a whole. Notwithstanding the foregoing, the following shall not be considered in determining whether a Material Adverse Effect has occurred:

(i)           Fluctuations in commodity prices;

(ii)          Changes in Laws or Environmental Laws; or

(iii)         Changes in the oil and gas industry that do not have a disproportionate impact on the ownership and operation of the Assets.

(g)           “Breach” shall mean any breach of, or any falsity or inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, agreement, or instrument contemplated by this Agreement or any event which with the passing of time or the giving or notice, of both, would constitute such a breach, inaccuracy, or failure, provided that to constitute a Breach, such breach, inaccuracy, or failure must diminish the value of the subject matter regarding which the Breach is asserted in an amount of at least Twenty-Five Thousand Dollars ($25,000.00).

(h)           “Tax” means all taxes and any other assessments, duties, fees, levies, or other charges imposed by a Governmental Authority based on or measured by the value of the Assets, the production of Hydrocarbons, the receipt of proceeds with respect to such Assets or Hydrocarbons, or otherwise related in any manner or attributable to the Assets or the production of Hydrocarbons including any production tax, windfall profits tax, severance tax, personal property tax, real property tax, or ad valorem tax, together with any interest, fine, or penalty thereon, or addition thereto.

(i)           “Proportionate Share” means, with regard to Prima, twelve percent (12%), with respect to Powder, sixty-five percent (65%), with respect to KAB, ten percent (10%), with respect to Morse, ten percent (10%), with respect to Apple, two percent (2%), and with respect to Blackland one percent (1%).

Section 14.13   Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 14.14   Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyers have executed and delivered this Agreement as of the date first set forth above.

SELLER:

SAMSON OIL AND GAS USA, INC.

By:		/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer

BUYERS:

PRIMA EXPLORATION, INC.

By:		/s/ Donald J. Law
Donald J. Law
President

POWDER MORNING, LLC

By:		/s/ Donald J. Law
Donald J. Law
Manager

KAB ACQUISITION LLLP-IX

Breitenbach Petroleum Corporation,
its General Partner

	By:	/s/ Kenneth Breitenbach
Kenneth Breitenbach
President

MORSE ENERGY PARTNERS II LLC

By:	/s/ Brent J. Morse
Brent J. Morse
Manager

APPLE CREEK LLC

By:	/s/ Jay T. Sperr
Jay T. Sperr
Manager

BLACKLAND PETROLEUM, LLC

By:	/s/ Kendall L. Read
Kendall L. Read
Manager

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